FILED PURSUANT TO RULE 424(B)(3)

File Number 333-174529

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 10 TO

MARKET-MAKING PROSPECTUS DATED JUNE 16, 2011

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 9, 2012

ON FEBRUARY 8, 2012, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED FEBRUARY 8, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 8, 2012

Commission file numbers:

SunGard Capital Corp.  000-53653

SunGard Capital Corp. II  000-53654

SunGard Data Systems Inc.  1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 24, 2012, SunGard Capital Corp., SunGard Capital Corp. II and SunGard Data Systems Inc. (collectively, the “Company”) filed an amendment to the Form 10-Q for the quarter ended September 30, 2011 to correct an error in the tax accounting treatment of a discontinued operation. In that filing, the Company identified a material weakness in internal control over financial reporting related to the execution of a single control in the accounting for income taxes. Since then, the Company has reviewed its controls over the accounting for income taxes more broadly. This review identified other issues in the control environment for the accounting for income taxes that need to be addressed. As a result, the Company has concluded that a material weakness in internal control over financial reporting related to the accounting for income taxes continues to exist at December 31, 2011. The Company will describe the specific nature of the material weakness and management’s plans for the remediation thereof in its Form 10-K for the year ended December 31, 2011.

Notwithstanding the material weakness in accounting for income taxes, management believes that the consolidated financial statements which will be included in the Company’s Annual Report on Form 10-K will fairly present, in all material respects, the financial position of SunGard Capital Corp., SunGard Capital Corp. II and SunGard Data Systems Inc. at December 31, 2011 and 2010 and their consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD CAPITAL CORP.
SUNGARD CAPITAL CORP. II

Date: February 8, 2012	By:	/s/ Robert F. Woods
Robert F. Woods
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date: February 8, 2012	By:	/s/ Robert F. Woods
Robert F. Woods
Senior Vice President-Finance and
Chief Financial Officer